Dear Customer,

During the past few weeks I have been giving you a window into what it is personally like taking my own company public.

It has been an exciting ride and I would like to ask you to join the fun!

As an experiment, I would like to encourage you to purchase 500 shares of my company (OTC BB: PUBC), so that as you follow our progress as a public company you can see what happens as we execute our plan. You can compare the experience to what it might be like if you had taken your company public and see if what I have professed about PCMC will occur.

It would only cost you a few hundred dollars to join this experiment and it could be fun to buy and hold a speculative investment. Of course, you’ll want to make a fully informed decision.  In order to encourage informed investment, we make a variety of information available to potential investors on our web site, including:

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FY2004 earnings call transcript:
www.PublicCompanyManagement.com/q3-transcript

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Independent research report from Investrends:
www.PublicCompanyManagement.com/PUBC-Investrend-Lytel-2004-12-13.pdf

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Recent press releases:
www.PublicCompanyManagement.com (in the left-hand column)

To reward you now for joining our experiment, I will give you your choice of any white paper from www.PubcoWhitePapers.com, either a single paper or a package, at no cost. Once you have purchased your 500 shares of PUBC, send a copy of your order (which is sent to you by your broker via email or mail) and tell us which white paper you would like.

You may email proof of purchase to IR@PublicCompanyManagement.com or fax to 702-920-8176. Be sure to include the title of the white paper or white paper package that you want sent to you.

The Very Best!

Stephen Brock

President

Our Common Stock is currently traded on the NASDAQ OTC Bulletin Board under the symbol PUBC.OB

www.PublicCompanyManagement.com

Subsidiaries and Lines of Business websites:

www.gopublictoday.com

www.pubcowhitepapers.com

www.pcms-team.com

www.foreigncompanylisting.com

Nevada Fund, Inc.

My Broker Dealer Resides:

www.macapitaladvisers.com